UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 28, 2012

HEELYS, INC.
(Exact name of registrant as specified in its charter)

Delaware	Commission	75-2880496
(State or other jurisdiction	File No.: 001-33182	(IRS Employer
of incorporation or organization)		Identification No.)

3200 Belmeade Drive, Suite 100, Carrollton, Texas 75006
(Address of principal executive offices and Zip Code)

(214) 390-1831
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

The disclosure set forth in Item 5.02(b) below is hereby incorporated into this Item 1.02 by reference.

Item 5.02(b)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2012, Heelys, Inc. (the “Company”) notified John O’Neil, our Vice President, International, that Mr. O’Neil’s employment will be terminated, effective as of July 1, 2012 (the “Effective Date”). Mr. O’Neil’s employment is being terminated in connection with our previously disclosed international efficiency and cost reduction initiative and the closure of our office in Brussels, Belgium, which commenced in the first quarter of 2012.

As a result of Mr. O’Neil’s termination of employment with the Company, the Executive Employment Agreement, dated October 28, 2008, as amended, between Heeling Sports Limited, a subsidiary of the Company, and Mr. O’Neil (the “Employment Agreement”), also will terminate, effective as of the Effective Date.

Under the Employment Agreement, Mr. O’Neil will be entitled to receive a severance amount equal to approximately $87,500, which represents a six month benefit based on his annualized current base salary of $175,000. This amount will be paid in equal installments after the Effective Date in accordance with the Company’s normal payroll policies, and will be reduced if Mr. O’Neil accepts employment with another employer. Mr. O’Neil also will be reimbursed for the cost of monthly health insurance premiums payable by him to maintain coverage for himself and his dependents for up to 18 months after the Effective Date. Mr. O’Neil will receive an additional three months of severance amounts (equaling approximately $44,000), as and to the extent required by Belgium law, in accordance with the Company’s normal payroll policies.

The Employment Agreement prohibits Mr. O’ Neil from unauthorized disclosure of the Company’s confidential or proprietary information, and contains certain non-competition and non-solicitation provisions which restrict Mr. O’Neil for up to 18 months after his termination.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Heelys, Inc.

Date: April 3, 2012	By:	/s/ Craig D. Storey
Craig D. Storey
Chief Financial Officer

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